EXHIBIT 15












Ohio Edison Company
76 South Main Street
Akron, Ohio  44308

Gentlemen:

We are aware that Ohio Edison Company has incorporated by reference in previously filed Registration Statements No. 33-49135, No. 33-49259, No. 33-49413, No. 33-51139, No. 333-01489 and No. 333-05277,
the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, which includes our report dated August 9, 1996, covering the unaudited interim consolidated financial statements contained therein. Pursuant to Rule 436(c) of Regulation C of the Securities Act of 1933, such report is not considered a part of the Registration Statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                               Very truly yours,




                               ARTHUR ANDERSEN LLP



Cleveland, Ohio
August 9, 1996






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